Exhibit 99.1

Press Release
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ELLEN M. DYLLA INVESTOR RELATIONS (979) 849-6550	January 9, 2012

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS EXPECTS TO EXCEED
FOURTH QUARTER 2011 GUIDANCE

ANGLETON, TX, JANUARY 9, 2012 – Benchmark Electronics, Inc. (NYSE: BHE), a leading integrated contract manufacturing provider, announced today that it expects to report revenue and earnings per share modestly above the high end of guidance for the fourth quarter 2011. The Company provided fourth quarter revenue guidance of $475 million to $525 million, with corresponding diluted earnings per share, excluding restructuring charges and the impact of Thailand flood costs, of $0.00 to $0.11 on October 27, 2011.

These results are preliminary and therefore subject to the Company’s completion of its fourth quarter closing and review procedures. At this time, the Company is finalizing its financial results for the fourth quarter of 2011 and will report those results on February 2, 2012. A conference call hosted by Benchmark management will be held on February 2, 2012 at 10:00 am (Central time) to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

Benchmark Electronics, Inc. provides electronics manufacturing, design and engineering services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 20 facilities in ten countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

Forward-Looking Statements
This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although Benchmark believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to the extent of damage to the Company’s facilities and the ultimate financial impact the flooding in Thailand will have on the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date of this release, and Benchmark assumes no obligation to update any such forward-looking statements. Persons are advised to consult further disclosures on related subjects in Benchmark’s Form 10-K for the year ended December 31, 2010, in its other filings with the Securities and Exchange Commission and in its press releases.

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